Exhibit 99.1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the statement on Schedule 13D filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: April 2, 2010	ZENITH GLOBAL ENTERPRISES LIMITED
	By:	/s/ Suzanna Lai
Suzanna Lai, Director

Dated: April 2, 2010		/s/ Suzanna Lai
SUZANNA LAI